Filed Pursuant to Rule 433

Registration No. 333-277316

Motorola Solutions, Inc.

$400,000,000 5.000% Senior Notes due 2029

$900,000,000 5.400% Senior Notes due 2034

Final Term Sheet

March 11, 2024

Issuer:	Motorola Solutions, Inc.	Motorola Solutions, Inc.

Title of Security:	5.000% Senior Notes due 2029	5.400% Senior Notes due 2034

Expected Ratings*:	Baa2 / BBB / BBB (Moody’s / S&P / Fitch)	Baa2 / BBB / BBB (Moody’s / S&P / Fitch)

Trade Date:	March 11, 2024	March 11, 2024

Settlement Date**:	March 25, 2024 (T+10)	March 25, 2024 (T+10)

Aggregate Principal Amount to Be Issued:	$400,000,000	$900,000,000

Maturity Date:	April 15, 2029	April 15, 2034

Coupon:	5.000%	5.400%

Benchmark Treasury:	4.250% due February 28, 2029	4.000% due February 15, 2034

Benchmark Treasury Price and Yield:	100-21 1⁄4; 4.101%	99-02+; 4.114%

Spread to Benchmark Treasury:	T+95 basis points	T+130 basis points

Yield to Maturity:	5.051%	5.414%

Issue Price:	99.771% of principal amount	99.888% of principal amount

Interest Payment Dates:	Semi-annually in arrears on April 15 and October 15, commencing October 15, 2024	Semi-annually in arrears on April 15 and October 15, commencing October 15, 2024

Optional Redemption:	At any time prior to March 15, 2029 (one month prior to the maturity date) (the “Par Call Date”), at a make whole price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes to be redeemed, plus, in each case, accrued and unpaid interest thereon to the redemption date.	At any time prior to January 15, 2034 (three months prior to the maturity date) (the “Par Call Date”), at a make whole price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes to be redeemed, plus, in each case, accrued and unpaid interest thereon to the redemption date.

	At any time on or after the Par Call Date, at 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to the redemption date.	At any time on or after the Par Call Date, at 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to the redemption date.

CUSIP:	620076 BY4	620076 BZ1
ISIN:	US620076BY45	US620076BZ10

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC TD Securities (USA) LLC Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC Mizuho Securities USA LLC	BofA Securities, Inc. J.P. Morgan Securities LLC TD Securities (USA) LLC Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC Mizuho Securities USA LLC

Co-Managers:

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

MUFG Securities Americas Inc.

PNC Capital Markets LLC

Santander US Capital Markets LLC

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

BTIG, LLC

Loop Capital Markets LLC

Siebert Williams Shank & Co., LLC

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

MUFG Securities Americas Inc.

PNC Capital Markets LLC

Santander US Capital Markets LLC

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

BTIG, LLC

Loop Capital Markets LLC

Siebert Williams Shank & Co., LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Note: We expect that delivery of the notes will be made on or about March 25, 2024 which will be on or about the tenth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, or “T+2”, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before the delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to make such trades should consult their own advisors.

This pricing term sheet supplements, and should be read in conjunction with, the issuer’s preliminary prospectus supplement dated March 11, 2024 and accompanying base prospectus dated February 23, 2024.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement in addition to the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, J.P. Morgan Securities LLC toll-free at 1-866-803-9204 or TD Securities (USA) LLC toll-free at 1-855-495-9846.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.